Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Nuveen Multistate Trust II

We consent to the use of our report dated April 26, 2017, with respect to the financial statements of Nuveen California High Yield Municipal Bond Fund, Nuveen California Intermediate Municipal Bond Fund and Nuveen California Municipal Bond Fund (funds within Nuveen Multistate Trust II), as of February 28, 2017, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois

June 26, 2017